EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES PRELIMINARY UNAUDITED FISCAL 2023 RESULTS, PRELIMINARY FISCAL 2024 FIRST QUARTER RESULTS AND SIGNING OF A TERM SHEET

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce preliminary unaudited fiscal 2023 fourth quarter and year end results, preliminary unaudited fiscal 2024 first quarter highlights, and the signing of non-binding term sheet.

The following financial information is subject to adjustment pending completion of the Company’s audit for fiscal year 2023, which will be reflected in the audited financial statements to be included in its Annual Report on Form 10-K for that fiscal year to be filed upon completion of the audit.

PRELIMINARY FISCAL 2023 FOURTH QUARTER HIGHLIGHTS

➢	Net sales is expected to decrease 24% to approximately $1.50 million in the fiscal 2023 fourth quarter versus $1.98 million in the fiscal 2022 fourth quarter.
➢	Net bookings is expected to decrease 17% to $2.70 million in the fiscal 2023 fourth quarter versus $3.24 million in the fiscal 2022 fourth quarter.
➢	Backlog is expected to increase 71% to $7.63 million at the end of fiscal 2023 as compared to $4.46 million at the end of the fiscal 2022.
➢	Net income is expected to increase to $0.23 million, or $0.11 per share, in the fiscal 2023 fourth quarter versus a loss of ($0.46 million), or ($0.22) per share, in the fiscal 2022 fourth quarter.

PRELIMINARY FISCAL 2023 HIGHLIGHTS

➢	Net sales is expected to decrease 48% to approximately $6.41 million in fiscal 2023 versus $12.28 million in fiscal 2022.
➢	Net bookings is expected to increase 24% to $9.57 million in fiscal 2023 versus $7.72 million in fiscal 2022.
➢	Net income is expected to decrease 76% to $0.83 million, or $0.40 per share, in fiscal 2023 versus $3.51 million, or $1.68 per share, in fiscal 2022.

PRELIMINARY FISCAL 2024 FIRST QUARTER HIGHLIGHTS

➢	Net sales is expected to decrease 6% to approximately $2.00 million in the fiscal 2024 first quarter versus $2.14 million in the fiscal 2023 first quarter.
➢	Net bookings is expected to increase 18% to $3.54 million in the fiscal 2024 first quarter versus $3.01 million in the fiscal 2023 first quarter.
➢	Backlog is expected to increase 71% to $9.13 million at the end of the fiscal 2024 first quarter as compared to $5.33 million at the end of the fiscal 2023 first quarter.

Preliminary Fiscal 2023 Fourth Quarter and Fiscal Year

As expected, sales were soft in the fiscal 2023 fourth quarter as we worked through the lull in orders due to COVID.  We also had lower sales in fiscal 2023, particularly in the third quarter, due to the move into the new facility, which required stoppage of production, recertification and start up and also caused us to accelerate certain orders in fiscal 2022. In addition, we had a slight delay on a few hundred thousand dollars in shipments that ended up being shipped in the first quarter of fiscal 2024.  Operating income was negatively impacted by the lower sales and a $160,000 non-cash inventory charge.    We are pleased with the solid bookings of $2.7 million in the quarter and the improved backlog as compared to a year ago.  As of February 28, 2023 approximately 78% of the existing backlog is scheduled by customers for delivery in fiscal 2024 with the balance in fiscal 2025.  We hope to move some of those delivery dates up if possible.

As we noted in our fiscal third quarter release, in December 2022 the President signed the $1.7 trillion omnibus spending bill.  Included in the bill are appropriations to replenish supplies used in Ukraine and to increase stockpiles.  A number of programs are included in the spending, including two that represent Solitron‘s two largest revenue sources.  The increased stockpiles program is a multi-year program that we currently expect to add approximately $20 million in total revenues starting in late calendar 2024 and running through 2028, or approximately $4 million annually.  Actual contract awards are expected to occur by the fall of 2024.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

We had significant unrealized gains on investments during the fiscal fourth quarter and fiscal year 2023.  In the middle of the fiscal year the Board approved a revision to our approach toward investments to allow for more concentrated positions.  We purchased 1.1% and 1.5%, respectively, of the outstanding shares of two small community banks that were recipients of the Emergency Capital Investment Program (ECIP).   Due to increased interest rates, we also moved most of our cash to treasury bills which is considered Short-term investments on the balance sheet.

Preliminary Fiscal 2024 First Quarter Results

Preliminary net sales figures for the first quarter of fiscal 2024 are $2.0 million.  Bookings were strong in the quarter, exceeding $3.5 million and backlog finished at $9.1 million, our highest quarter end level since February 2021.

As a fallout from the bank contagion in the spring of 2023, the two bank stocks we invested in during the summer of 2022 declined in price during the fiscal first quarter.   We expect to report approximately $0.2 million of combined realized and unrealized losses for the quarter.  Overall, we are pleased with the performance of the bank investments thus far.

Signing of Term Sheet for Acquisition

On June 1 Solitron signed a non-binding term sheet for a potential acquisition of a target company which produces electronic components primarily for the medical industry.  We are now in a due diligence process which is estimated to last approximately 75 days.   The terms set forth in the term sheet contemplate that, if completed, the acquisition would be funded from cash and securities on hand.   An initial payment of approximately $3.0 million would be due upon close.  Additional earnout payments of up to approximately $450,000 each would be payable over each of the next three years.   The target company produces electronic components primarily for the medical industry.  Revenue for 2022 was approximately $5.9 million as compared to $5.5 million in 2021.  One customer accounted for approximately 90% of revenues.   We can make no guarantees that the transaction will be able to be consummated, or if it is that it will yield the results or benefits desired or anticipated.

2

SOLITRON DEVICES, INC.
PRELIMINARY STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND FISCAL YEAR ENDED FEBRUARY 28, 2023 AND FEBRUARY 28, 2022
(in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended	For The Fiscal Year ended	For The Fiscal Year ended
	February 28, 2023	February 28, 2022	February 28, 2023	February 28, 2022
	(unaudited)	(unaudited)	(unaudited)	(AUDITED)
Net sales	$1,499	$1,976	$6,406	$12,284
Cost of sales	1,295	1,857	5,005	7,485

Gross profit (loss)	204	119	1,401	4,799

Selling, general and administrative expenses	517	636	2,052	2,507

Operating income (loss)	(313)	(517)	(651)	2,292

Other income (loss)
Interest income	16	-	36	-
Interest expense	(26)	(29)	(108)	(103)
Dividend income	25	3	31	5
Realized gain (loss) on investments	(37)	1	(18)	68
Unrealized gain (loss) on investments	561	(17)	886	(24)
PPP loan forgiveness	-	-	-	812
Scrap income	6	84	650	441
Other income	0	17	-	17
Total other income	545	59	1,477	1,216

Net income (loss)	$232	$(458)	$826	$3,508

Net income (loss) per common share - basic and diluted	$0.11	$(0.22)	$0.40	$1.68

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,438	2,083,436	2,083,453

3

SOLITRON DEVICES, INC.
PRELIMINARY BALANCE SHEETS
AS OF FEBRUARY 28, 2023 AND FEBRUARY 28, 2022
(in thousands, except for share and per share amounts)
	February 28, 2023	February 28, 2022
	(unaudited)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,447	$4,088
Short-term investments	986	-
Marketable securities	1,895	684
Accounts receivable	784	1,591
Inventories, net	2,415	2,260
Prepaid expenses and other current assets	203	196
TOTAL CURRENT ASSETS	7,730	8,819

Property, plant and equipment, net	7,360	4,926
Construction in progress	-	609
Other assets	14	4
TOTAL ASSETS	$15,104	$14,358

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$141	$135
Customer deposits	31	24
Finance lease liability	3	9
Mortgage loan, current portion	107	103
Accrued expenses and other current liabilities	907	888
TOTAL CURRENT LIABILITIES	1,189	1,159

Mortgage loan, net of current portion	2,648	2,755
Finance lease liability, net of current portion	-	3
TOTAL LIABILITIES	3,837	3,917

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,083,436 shares outstanding, net of 487,827 treasury shares at February 28, 2023 and 2,083,436 shares outstanding, net of 487,827 treasury shares at February 28, 2022, respectively	21	21
Additional paid-in capital	1,834	1,834
Retained Earnings	10,824	9,998
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	11,267	10,441
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,104	$14,358

4

The preliminary, unaudited financial information disclosed in this press release for the three months and fiscal year ended February 28, 2023 and highlights for the three months ending May 31, 2023 is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company has not yet finalized its results for these periods and its financial statements for such periods are not currently available. The Company's actual results remain subject to the completion of the respective year end and quarter-end closing process, as well as a review by management and the Company's board of directors, including the audit committee, and auditor review. While carrying out such procedures, the Company may identify items that require it to make adjustments to the preliminary estimates of its results set forth herein.  As a result, the Company's actual results could be different from those set forth herein and the differences could be material.  Therefore, a reader should not place undue reliance on these preliminary estimates of the Company's results. The preliminary estimates of the Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have not audited, reviewed or compiled such preliminary estimates of the Company's results. The preliminary estimates of certain financial results presented herein should not be considered a substitute for the information to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports becomes available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2023 fourth quarter and fiscal year financial results, preliminary fiscal 2024 first quarter results, and the Company’s expectations regarding bookings, net sales, production levels, including government spending, backlog and delivery timelines, new product development and potential future revenue from each of the foregoing, expectations regarding losses on investments in the first quarter of fiscal 2024, and the potential acquisition.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, inflation, interest rate increases, the recent banking crisis, the possibility of a recession and the Ukraine war, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and our ability to successfully complete due diligence, negotiate and consummate the contemplated acquisition described above on favorable terms, or at all, as well as the possibility that the financial and other information about the target company provided to us in the due diligence process proves to be incorrect or incomplete, or the possibility that such an acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 28, 2022, as will be updated by the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

5